Exhibit 10.1

                        CONFIDENTIAL SETTLEMENT AGREEMENT
                               AND GENERAL RELEASE

      This Confidential Settlement Agreement and General Release (hereinafter, "Agreement") is entered into by and among Robert D. Arkin (hereinafter, "Mr. Arkin"), Modavox, Inc. (hereinafter, the "Company"), Kino Communications, LLC (hereinafter, "KinoCom"), and Kino Interactive Group, LLC (hereinafter, "KinoInter"). The term "Parties" or "Party" as used herein shall refer to Mr. Arkin, the Company, KinoCom, and KinoInter, or any or each of them, as may be appropriate.

                                    RECITALS

      WHEREAS, Mr. Arkin has agreed to resign as the Chairman of the Board of Directors of the Company, subject to execution of this Agreement and all other documents contemplated herein;

      WHEREAS, the Parties have agreed to settle fully and finally settle all differences whatsoever between them that are in existence now or that may arise in the future based upon or arising out of events, acts or omissions, occurring prior to their execution of this Agreement;

      WHEREAS, the Parties hereby acknowledge, represent and warrant that the terms and conditions in this Agreement are fair, reasonable, adequate and in their mutual best interest; and

      WHEREAS, the Parties acknowledge that they may be waiving significant legal rights or claims by signing this Agreement and voluntarily enter into this Agreement after consultation with legal counsel, with a full and complete understanding of its terms and legal effect, and with the intent to be bound thereby.

      NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

      1. PAYMENTS/COMPENSATION/COVENANTS TO MR. ARKIN

            A. The Company shall pay to Mr. Arkin the sum of $125,000 as a resignation fee. The payment shall be made simultaneously upon execution of this Agreement by delivery of a Company check in that amount payable to Robert D. Arkin P.C., to be held in trust by Jay Stulberg and delivered to Mr. Arkin upon execution of this Agreement.

            B. The Company shall file with the Securities and Exchange Commission (SEC) a Form S-8 to register all outstanding stock options in the name of Mr. Arkin within ten (10) business days from the date of execution of this Agreement. The amount of stock options in Mr. Arkin's name as of the date of this Agreement is three million (3,000,000). While Mr. Arkin shall deliver a draft Form S-8 to the Company, the Company shall be responsible for all final filing authority of the Form S-8 with the SEC. Notwithstanding the fact that Mr. Arkin will provide a draft Form S-8, the parties do not intend Mr. Arkin to be providing legal services to the Company in delivering a draft Form S-8, and no attorney-client relationship is contemplated or created by his provision of said draft Form S-8. In addition, at any time within five (5) business days of Mr. Arkin's request, the Company will promptly issue any shares of the Company's common stock issuable pursuant to the aforementioned stock options by executing an officer's certificate in the form referenced in
      Section 1.C. below.

            C. The Company shall issue Mr. Arkin additional stock options valued at the bid price as announced on Yahoo Finance on March 21, 2006 in an amount equal to one percent of the issued and outstanding capital stock of the Company on a fully diluted basis giving effect to the merger of KinoInter into the Company. These additional options shall also be registered with the SEC in the Form S-8 referenced in Section 1.B and shall be evidenced by execution of a stock option agreement which in form and substance shall have the same terms and conditions as the nonqualified stock option agreement executed by Jay Stulberg and Hubert Glover on June 8, 2005. In addition, at any time within five (5) business days of Mr. Arkin's request, the Company will promptly direct the transfer agent to issue any shares of the Company's common stock issuable pursuant to the aforementioned stock options by executing an officer's certificate in the form to be attached to said stock option agreement.

            D. Mr. Arkin, or his corporate designee shall enter into an agreement with the Company within ten (10) business days after the execution of this Agreement, in which Mr. Arkin, or his corporate designee, shall be granted a reseller's license for all of the Company's products and services at the most beneficial terms currently offered by the Company.

            E. The Company shall implement an appropriate plan to retire the Company's current IRS Payroll Tax Liability, and secure appropriate and qualified tax professionals to initiate payment resolution with the IRS.

            F. For two (2) years after the date of execution of this Agreement, the Company shall allow Mr. Arkin to have two (2) representatives on the Company's Board of Directors. In addition, the Company shall operate without a Chairman of the Board of Directors for at least the next six (6) months after the date of execution of this Agreement, and until such time as an appropriate and qualified individual is identified and accepted by the Company's Board of Directors.

            G. The Company shall enter into a consulting agreement with Mr. Arkin, or his corporate designee, within ten (10) business days after the date of execution of this Agreement for the pursuit of funding the Company wherein, if successful, Mr. Arkin will receive compensation based upon the Lehman Scale. Any funding so raised by Mr. Arkin, or his corporate designee, may be conditioned on a special use of said funds by the Company.

            H. The Company shall pay Mr. Arkin his salary through March 24, 2006. Mr. Arkin will resign his position as Chairman at the close of business on the date that the later of the option agreement referenced at
      Section 1.C., the reseller agreement referenced at Section 1.D., and the consulting agreement executed at Section 1.G have been executed, at which time Mr. Arkin will submit his resignation to the Company. In addition, Mr. Arkin shall be reimbursed for any outstanding expenses, not to exceed $1,000, and he may take possession and exercise ownership over his computer and other office equipment and supplies located at the Company's premises in Atlanta, Georgia, as well as his other personal files at the Company's premises in Phoenix, Arizona.

            I. The Company shall pay for the attorneys' fees and costs incurred by Mr. Arkin in this matter, in an amount not to exceed $1,500.

            J. Mr. Arkin acknowledges and agrees that he shall be personally and solely responsible for the payment in full of any and all federal, state, or other taxes and withholding liability which are due, or may be due, for the payment set forth in this Agreement.

            K. Mr. Arkin within ten (10) days following his resignation as Chairman of the Company will return to the Company, at the Company's expense, all corporate documents belonging to the Company.

            L. Mr. Arkin will provide reasonable assistance to Modavox's counsel in connection with the merger of KinoInter into Kino Acquisition Corp., a wholly owned subsidiary of Modavox. After eight hours of service, Mr. Arkin will be compensated for his time at an hourly rate of $200, payable within 30-days after Mr. Arkin submits a bill to Modavox for payment.

      3. NO ADMISSION

      Each Party hereby acknowledges and agrees this Agreement shall not be deemed to be or construed as an admission of any liability of any kind whatsoever by any Party in favor or against any other Party. No Party shall hereafter assert that this Agreement, the fact of this Agreement, or any provision herein to be an admission by any Party as to any wrongful conduct, liability, or as to the merits or lack of merit of any claim or dispute settled herein, or otherwise.

      4. GENERAL RELEASE BY MR. ARKIN

      Mr. Arkin, for himself and his respective agents, heirs, successors, and assigns, and each of them, acting on their behalf, hereby unconditionally releases and discharges the Company, KinoCom, KinoInter, and each and every one of their respective present and former affiliated or related entities, parents, subsidiaries, officers, directors, employees, and attorneys, and all of their respective successors and assigns (collectively the "Releasees"), from any and all claims, demands, actions or causes of action that now exist or that may arise in the future based upon or arising out of acts, events or omissions occurring prior to the execution of this Agreement. Nothing in this Agreement shall be interpreted to limit the rights of Mr. Arkin in the future as a shareholder of the Company.

      Mr. Arkin represents and warrants that he is currently unaware of any claim(s), right(s), demand(s), or debt(s), action(s), obligation(s), liability or cause(s) of action whatsoever against any Party, business entity or person released herein which have not been released pursuant to this paragraph.

      5. GENERAL RELEASE BY COMPANY, KINOCOM, AND KINOINTER

      The Company, KinoCom, and KinoInter, each for itself and its respective agents, successors, and assigns, and each of them, acting on their behalf, each hereby unconditionally releases and discharges Mr. Arkin, and each of his successors and assigns (collectively the "Arkin Releasees"), from any and all claims, demands, actions or causes of action, whether known or unknown, that now exist or that may arise in the future based upon or arising out of acts, events or omissions involving Mr. Arkin which have occurred prior to the execution of this Agreement.

      The Company, KinoCom, and KinoInter, each represent and warrant that it is currently unaware of any claim(s), right(s), demand(s), or debt(s), action(s), obligation(s), liability or cause(s) of action whatsoever against any Party, business entity or person released herein which have not been released pursuant to this paragraph.

      6. COVENANTS NOT TO SUE

      Mr. Arkin warrants that he will not at any time in the future sue the Company, KinoCom, or KinoInter for any claim, demand, action or cause of action that he released and discharged pursuant to Paragraph 4 of this Agreement.

      The Company, KinoCom, and KinoInter each warrant that they will not at any time in the future sue Mr. Arkin for any claim, demand, action or cause of action that they have released and discharged pursuant to Paragraph 5 of this Agreement.

      7. INDEMNIFICATION

      The Company agrees to indemnify and hold harmless Mr. Arkin from, against and in respect of, the full amount of any and all consequences, arising from, in connection with, or incident to any and all claims arising from, as a result of, or with respect to the Company's IRS Payroll Tax Liability as of the date of execution of this Agreement.

      In the event Mr. Arkin is notified of a claim by the IRS against him based on the Company's IRS Payroll Tax Liability, he shall: (i) notify the Company in writing of any such claim; (ii) provide the Company with reasonable assistance to settle or defend such claim, at the Company's own expense; and (iii) grant to the Company the right to control the defense and/or settlement of such claim, at the Company's own expense; provided, however, that: (A) the Company shall not, without Mr. Arkin's consent, agree to any settlement which: (x) makes any admission on behalf of Mr. Arkin; or (y) consents to any injunction against Mr. Arkin; and (B) Mr. Arkin shall have the right to participate in any legal proceeding to contest and defend a claim and to be represented by legal counsel of his choosing, to be paid for by the Company.

      8. CONFIDENTIALITY

      The Parties each agree that he/it will keep the terms and amount of this Agreement confidential, and that, except as required by law or authorized in writing by the other Parties, none will hereafter disclose any information concerning this Agreement.

      9. PRESS RELEASE

      Mr. Arkin shall prepare, coordinate and deliver to PR Newswire at the Company's expense an appropriate press release concerning his resignation as Chairman of the Board of Directors of the Company and engagement as a consultant to the Company.

      10. NON-DISPARAGMENT

      Mr. Arkin agrees not to make any oral or written statement or take any other action which disparages or criticizes the Company, KinoCom, and KinoInter, or its management for any practices, circumstances, or actions occurring prior to the date of this Agreement, or which damages the good reputation of the Company or impairs the normal operations of the Company.

      The Company, KinoCom, and KinoInter each agree that none of its officers or directors shall make any oral or written statement or take any other action which disparages or criticizes Mr. Arkin, which would damage Mr. Arkin's reputation or interfere with Mr. Arkin's ability to obtain or maintain employment.

      11. NOTICES

      All notices and other communications required or permitted under this Agreement will be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they hereafter designate by notice to all other parties in accordance with this Section. All notices and communications will be deemed to be received in accordance with the following: (i) in the case of personal delivery, on the date of such delivery;
(ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

      12. COMPULSORY ARBITRATION

      Any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) will be finally and fully settled by arbitration in Atlanta, Georgia in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration will be given to the other parties and to the AAA within ninety (90) days after the controversy, claim or dispute has arisen, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations. Controversies, claims and/or disputes will be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within seven business (7) days after written notice demanding arbitration, by the AAA. There will be limited discovery prior to the arbitration hearing as follows: Exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated. All decisions of the arbitrator will be in writing, and the arbitrator will provide reasons for the decision. Modavox will bear its own and Mr. Arkin's attorney's fees and costs in accordance with any dispute or arbitration.

      13. GOVERNING LAW

      This Agreement will be deemed to have been executed in the State of Delaware and will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Delaware, but excepting (i) any State of Delaware rule which would result in judicial failure to enforce the arbitration provisions of Section 12 hereof or any portion thereof and (ii) any State of Delaware rule which would result in the application of the law of a jurisdiction other than the State of Delaware.

      14. FURTHER ASSURANCES

      The Parties will sign such other instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts.

      15. MISCELLANEOUS

      The Parties hereby represent, warrant and agree as follows: A. Each Party hereby represents that such Party has not heretofore assigned or transferred to any person or entity any of the claims released herein, and that the persons signing this Agreement are duly authorized by the Parties to enter this Agreement and to give the Release set forth herein.

      B. Each Party hereby agrees that, in the event there is hereafter asserted any cause of action, claim, demand, debt, liability, account or obligation arising out of any claim released herein, including without limitation any claim asserted by an actual or purported assignee or transferee of any Party to this Agreement, the Party assigning, transferring or conveying said claim, or who is purported to have done so, agrees to indemnify, defend (using an attorney selected by the Party indemnified), and hold harmless each Party released under this Agreement, from and against such claim, including without limitation all damages, losses, settlements, actions or causes of action, demands, costs and expenses, including actual attorneys' fees and costs, arising out of, relating to, or in connection with said claim.

      C. Each Party understands, acknowledges and hereby represents and warrants that this Agreement supersedes any and all prior understandings, agreements, representations, promises or inducements, whether oral or written, which are not expressly set forth herein or expressly referred to, reserved or preserved in this Agreement. Each Party understands, acknowledges and hereby represents and warrants that no understanding, agreement, representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and that such Party enters into this Agreement and settlement without any reliance whatsoever upon any understanding, agreement, representation, warranty, promise or inducement not set forth herein.

      D. Each Party acknowledges and represents such Party: (a) has had an adequate opportunity to have this document reviewed by an attorney or representative of their choice acting on their behalf; (b) has been represented by counsel of such Party's choice in the making of this settlement and the negotiation and drafting of this Agreement, including the Release given herein;
(c) understands the terms of this Agreement in full; and (d) signs this Agreement freely and voluntarily with the intent to be fully bound thereby. Each Party acknowledges such Party has participated in the negotiation of this Agreement and the negotiation, drafting and preparation of this Agreement, and that no provision of this Agreement shall be interpreted against any Party by reason of the fact that any particular Party or its counsel purportedly drafted or prepared such provision.

      E. The Parties represent and warrant that they have not been coerced into entering into this Agreement, nor has any person or entity exercised any pressure or undue influence on such Party to enter into this Agreement. f. Each Party agrees that this Agreement shall inure to the benefit of the Parties hereto and their respective officers, directors, partners, former partners, employees, servants, agents, insurers, representatives, attorneys, heirs, administrators, executors, trustees, predecessors, successors and assigns, and each of them and all other persons acting by, through, under or in concert with any of them, and each of them, and to all of their respective heirs, representatives, successors, and assigns.

      G. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable as a result of any action or proceeding, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

      H. The titles of the various paragraphs are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain or place any construction upon any of the provisions of this Agreement and shall not affect the meaning or interpretation of this Agreement.

      I. This Agreement may be executed in multiple counterparts and each such signed copy shall be deemed an original hereof.

      J. No covenant, obligation, agreement or other provision in this Agreement shall be construed to prevent, restrict or interfere with any person's duty or ability to respond truthfully as required by subpoena or other compulsory legal process.

                            [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned Parties has entered into this Agreement on the dates shown below.

Dated:            March 22, 2006            /S/ ROBERT D. ARKIN
                                            -------------------
                                            Robert D. Arkin


Dated:            March 22, 2006            MODAVOX, INC.

                                            By: /S/ DAVID J. IDE
                                            -------------------
                                            Name: David J. Ide
                                            Its: CEO


Dated:            March 22, 2006            KINO COMMUNICATIONS, LLC

                                            By: /S/ NATHAN T. BRADLEY
                                            -------------------
                                            Name: Nathan T. Bradley
                                            Its: Member/Manager


Dated:            March 22, 2006            KINO INTERACTIVE GROUP, LLC

                                            By: /S/ NATHAN T. BRADLEY
                                            -------------------
                                            Name: Nathan T. Bradley
                                            Its: Member/Manager